Exhibit 99.1
FOR IMMEDIATE RELEASE
For more information, contact:
Debbie Bockius
636-728-3031
THERMADYNE HOLDINGS CORPORATION ANNOUNCES
2010 SECOND-QUARTER RESULTS
ST. LOUIS, MO — July 29, 2010 — Thermadyne Holdings Corporation (NASDAQ: THMD) today reported results for the three and six months ended June 30, 2010.

OVERVIEW	Three Months		Six Months
($ millions except EPS)	2010	2009	2010	2009
Net Sales	$108.6	$84.8	$205.2	$168.1

Net Income (loss) from continuing operations	$2.6	$0.6	$4.9	$(1.9)

Earnings (loss) per share from continuing operations	$0.19	$0.04	$0.36	$(0.14)

Earnings per share from continuing operations, excluding loss on debt extinguishment	$0.32	$0.04	$0.49	$(0.14)
Financial Review for the Second Quarter Ended June 30, 2010
Net sales in the second quarter of 2010 were $108.6 million, an increase of 28.1% as compared to the second quarter of 2009. Stated in local currencies, net sales increased 24% with U.S. sales increasing 23% and international sales increasing 26%.
Gross margin as a percentage of sales of 34.3% increased approximately 500 basis points for the second quarter of 2010 as compared to the prior year second quarter. This improvement in gross margin reflects primarily the benefits of increased leverage of labor and overhead costs arising from higher production volumes as compared to the prior year second quarter.
Selling, general and administrative (SG&A) costs were $25.1 million, or 23.1% of sales, in the second quarter of 2010 compared to $18.3 million, or 21.5% of sales, in last year’s second quarter. Approximately one-half of the increase in the SG&A costs relates to sales commissions and performance-based incentive compensation and one-half arises primarily from increased salaries and selling expenses.
Interest costs were $5.9 million and $4.9 million in the second quarter of 2010 and 2009, respectively. The increase in interest expense of $1.0 million results from the 300 basis point increase in the effective interest rate to approximately 11.8% resulting from the increased interest rates for the Second-Lien Agreement indebtedness and the Senior Subordinated Notes as compared to the prior year second quarter. The Senior Subordinated Notes Special Interest adjustment was 2.25% in the 2010 second quarter compared to 0.75% in the second quarter of 2009. Effective July 1, 2010, the quarterly Special Interest adjustment was reset at 1.25% and effective October 1, 2010, it resets to 0.75% as determined based on the Company’s debt-to-EBITDA leverage ratio.
During the second quarter of 2010, the Company voluntarily repaid its $25 million of borrowings and terminated the Second-Lien Credit Agreement, due in November 2012 resulting in a $1.9 million loss on early debt extinguishment associated with the repayment of this indebtedness originally issued at a discount.
For the 2010 second quarter, the income tax expense represented an effective income tax rate of 25% as compared to 32% in the prior year second quarter. The decline in the effective tax rate for the second quarter of 2010 as compared to 2009 results primarily from a recovery of prior year’s income taxes.
For the three months ended June 30, 2010, net income was $2.6 million, or $0.19 per diluted share. Excluding the loss on early debt extinguishment, net income was $4.4 million, or $0.32 per diluted share for the three months ended June 30, 2010. For the three months ended June 30, 2009 net income from continuing operations was $0.6 million, or $0.04 per diluted share. The 2009 second quarter also included a gain from discontinued operations of $1.9 million, or $0.14 per share arising from the final settlement and receipt of a contingent payment due to the Company in connection with the sale in May 2007 of its South African business. For the three months ended June 30, 2009, net income was $2.5 million, or $0.18 per diluted share.
Financial Review of Continuing Operations for Six Months Ended June 30, 2010
Net sales for the six months ended June 30, 2010 were $205.2 million, an increase of 22.1% as compared with the net sales of $168.1 million in first six months of 2009. Stated in local currencies, net sales increased 17% with the U.S. markets increasing 14% and increases of 22% in markets outside the U.S.
For the six months ended June 30, 2010, gross margin was 33.9% of net sales, as compared to 27.5% of net sales for first half of 2009. The improvement in gross margin reflects primarily the benefits of increased leverage of labor and overhead costs arising from higher production volumes as compared to the prior year.
Selling, general and administrative expenses were $46.8 million, or 22.8% of net sales, and $37.7 million, or 22.4% of net sales, for the six months ended June 30, 2010 and 2009, respectively. Approximately two-thirds of the increase in SG&A expenses during the first six months of 2010 as compared to the prior year relate to increases in performance-based commissions and bonuses and with one-third related to increased salaries and selling expenses.

Interest costs of $12.3 million increased $2.7 million during the six-month period ended June 30, 2010, as compared to the first six months of 2009. The effective interest rate increased approximately 350 basis points during the first six months of 2010 as compared to 2009 as a result of the increased interest rates for the Second-Lien borrowings and the Senior Subordinated Notes.
For the six months ended June 30, 2010, the Company recorded income tax expense at an effective income tax rate of 28%, as compared to an income tax benefit at an effective rate of 31% for the comparable 2009 period.
For the six months ended June 30, 2010, the Company net income was $4.9 million, or $0.36 per diluted share. Excluding the loss on early debt extinguishment, net income was $6.7 million, or $0.49 per diluted share for the six months ended June 30, 2010. For the six months ended June 30, 2009, net income was $0.02 million which included gain from discontinued operations of $1.9 million, or $0.14 per share arising from the final settlement and receipt of a contingent payment due to the Company in connection with the sale in May 2007 of its South African businesses.
Cash Flows From Operating Activities and Liquidity
Operating activities provided $10.2 million of cash in the second quarter of 2010 with $6.7 million from operational income and $3.5 million through reduced investments in working capital. For the six months ended June 30, 2010, operating activities provided $28.8 million of cash with $11.9 million from operational income and $16.9 million from reductions of working capital, including the benefits of the early payment of supplier invoices and customer rebates during 2009. These early payments reduced cash usage requirements approximately $16 million in 2010. Since the beginning of the year, working capital efficiency has improved with inventory turn-over improving 8% and the collection of customer receivables improving 5%, as measured by days sales outstanding.
As of June 30, 2010, combined cash and availability under the Company’s Working Capital Facility was $52.8 million.
Operating EBITDA, As Adjusted
In the second quarter of 2010, operating EBITDA, as adjusted, was $14.7 million, 13.5% of net sales, compared to $7.4 million, 8.7% of net sales, from continuing operations in the second quarter of 2009.
Outlook for 2010
Paul Melnuk, Thermadyne Chairman commented, “Customer demand increased late in the first quarter in the U.S. market and continued through the second quarter of 2010. Demand in our Asia Pacific region has remained very strong throughout this period. Our new EDGE gas regulator has experienced strong demand since its introduction in the U.S. market late in 2009 and our plasma automation product line continues to penetrate both the US domestic and international markets.”

“Our operations team has responded well in managing the supply chain and our production, to meet this increased level of demand. The higher volumes have improved our margins through increased utilization of our cost structure,” added Melnuk.
“As we look to the second half of the year, we are optimistic that demand in our Asia Pacific region will remain strong, while demand in several of our other markets, including the U.S., is more uncertain. We are actively managing our sales and marketing, customer service and new product development activities to drive higher sales throughout all of our markets, while continuing to focus on cost efficiencies that will enable us to produce superior profits and increasing cash flows. We continue to strengthen our balance sheet, improve our cost structure and profitability, and introduce new products across all our markets. We expect these trends to continue,” concluded Mr. Melnuk.
Use of Non-GAAP Measures
Our discussions of operations include reference to “Operating EBITDA, as adjusted.” While a non-GAAP measure, management believes this measure enhances the reader’s understanding of underlying and continuing operating results in the periods presented. The Company defines “Operating EBITDA” as earnings before interest, taxes, depreciation, amortization, LIFO adjustments, stock-based compensation expense, minority interest, post-retirement benefit expense in excess of cash payments and the nonrecurring items of severance accruals and restructuring costs and losses on debt extinguishments. The presentation of “Operating EBITDA, as adjusted” facilitates the reader’s ability to compare current period results to other periods by isolating certain unusual items of income or expense, such as those detailed in an attached schedule. Operating EBITDA, as adjusted, for certain unusual items is reflective of management measurements which focus on operating spending levels and efficiencies and less on the non-cash and unusual items believed to be nonrecurring. Additionally, non-GAAP measures such as Operating EBITDA and Operating EBITDA, as adjusted, are commonly used to value the business by investors and lenders.
A schedule is attached which reconciles Net Income (Loss) as shown in the Consolidated Statements of Operations to Operating EBITDA and Operating EBITDA, as adjusted.
Non-GAAP measurements such as “Operating EBITDA” and “Operating EBITDA, as adjusted” are not recognized in accordance with GAAP and should not be viewed as an alternative to GAAP measures of performance. Use of Operating EBITDA and Operating EBITDA, as adjusted, has material limitations, and therefore management provides reconciliation for the reader, of Operating EBITDA and Operating EBITDA, as adjusted, to Net Income.
The financial statement information presented in accordance with generally-accepted accounting principles (GAAP) and the non-GAAP measure have not been reviewed by an independent, registered public accounting firm.
Conference Call
Thermadyne will hold a teleconference on July 30, 2010 at 11:00 a.m. Eastern.

To participate via telephone, please dial:
• U.S. and Canada: 1-800-779-8416
• International: 1-312-470-0177
(Conference ID 3295243 / Passcode: THERMADYNE)
Those wishing to participate are asked to dial in ten minutes before the conference begins. For those unable to participate in the live conference call, a recording of the conference will be available from July 30, 2010 at 12:59 p.m. Eastern until August 6, 2010 at 1:59 a.m. Eastern by dialing U.S. and Canada (866) 475-8044; International 1-203-369-1517. Enter passcode 3031 to listen to the recording.
About Thermadyne
Thermadyne, headquartered in St. Louis, Missouri, is a leading global manufacturer and marketer of metal cutting and welding products and accessories under a variety of leading premium brand names including Victor®, Tweco® / Arcair®, Thermal Dynamics®, Thermal Arc®, Stoody®, TurboTorch®, Firepower® and Cigweld®. Its common shares trade on the NASDAQ under the symbol THMD. For more information about Thermadyne, its products and services, visit the Company’s web site at www.Thermadyne.com.
Cautionary Statement Regarding Forward-Looking Statements:
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements reflect management’s current expectations and involve a number of risks and uncertainties. Actual results may differ materially from such statements due to a variety of factors that could adversely affect the Company’s operating results. These risks and factors are set forth in documents the Company files with the Securities and Exchange Commission, specifically in the Company’s most recent Annual Report on Form 10-K and other reports it files from time to time.

THERMADYNE HOLDINGS CORPORATION
FINANCIAL HIGHLIGHTS
(In thousands, except per share data)
UNAUDITED
Schedule 1
Condensed Consolidated Statements of Operations

	Three Months Ended June 30,				Six Months Ended June 30,
	2010	% of Sales	2009	% of Sales	2010	% of Sales	2009	% of Sales
Net sales	$108,596	100.0%	$84,805	100.0%	$205,213	100.0%	$168,116	100.0%
Cost of goods sold	71,365	65.7%	59,860	70.6%	135,597	66.1%	121,811	72.5%

Gross margin	37,231	34.3%	24,945	29.4%	69,616	33.9%	46,305	27.5%
Selling, general and administrative expenses	25,082	23.1%	18,268	21.5%	46,849	22.8%	37,710	22.4%
Amortization of intangibles	680	0.6%	672	0.8%	1,357	0.7%	1,343	0.8%

Operating income	11,469	10.6%	6,005	7.1%	21,410	10.4%	7,252	4.3%
Other income (expenses):
Interest	(5,939)	(5.5%)	(4,911)	(5.8%)	(12,275)	(6.0%)	(9,544)	(5.7%)
Amortization of deferred financing costs	(251)	(0.2%)	(237)	(0.3%)	(515)	(0.3%)	(473)	(0.3%)
Loss on debt extinguishment	(1,867)	(1.7%)	—	0.0%	(1,867)	(0.9%)	—	0.0%

Income (loss) from continuing operations before income tax provision and discontinued operations	3,412	3.1%	857	1.0%	6,753	3.3%	(2,765)	(1.6%)
Income tax provision (benefit)	841	0.8%	275	0.3%	1,886	0.9%	(851)	(0.5%)

Net income (loss) from continuing operations	$2,571	2.4%	$582	0.7%	4,867	2.4%	(1,914)	(1.1%)

Income from discontinued operations, net of tax	—	0.0%	1,933	2.3%	—	0.0%	1,933	1.1%

Net income	$2,571	2.4%	$2,515	3.0%	$4,867	2.4%	$19	0.0%

Basic and Diluted net income (loss) per share
Continuing operations	$0.19		$0.04		$0.36		$(0.14)
Discontinued operations	—		0.14		—		0.14

Net income	$0.19		$0.18		$0.36		$—

THERMADYNE HOLDINGS CORPORATION
FINANCIAL HIGHLIGHTS
(In thousands)
UNAUDITED
Schedule 2
Condensed Consolidated Cash Flow Data

	Three Months Ended		Six Months Ended
	June 30, 2010	June 30, 2009	June 30, 2010	June 30, 2009
Cash flows from continuing operations
Cash flows from operating activities:
Net income	$2,571	$2,515	$4,867	$19
Adjustments to reconcile net income to net cash used in operating activities:
(Income) from discontinued operations	—	(1,933)	—	(1,933)
Depreciation and amortization	3,364	3,201	6,831	6,203
Deferred income taxes	(1,755)	(623)	(2,268)	(1,893)
Stock compensation expense	231	(66)	248	(668)
Net Periodic post-retirement benefits	383	5	348	9
Loss on debt extinguishment	1,867	—	1,867	—

	6,661	3,099	11,893	1,737

Changes in operating assets and liabilities:
Accounts receivable	(3,922)	7,184	(9,493)	18,034
Inventories	(5,949)	9,706	(6,834)	21,861
Prepaids	(1,367)	755	320	1,283
Accounts payable	3,851	(1,468)	23,426	(9,809)
Accrued and other liabilities	6,095	(1,583)	8,183	(9,088)
Accrued interest	4,970	4,383	737	695
Accrued taxes	863	(2,805)	2,093	(2,937)
Other long-term liabilities	(495)	(405)	(970)	(513)
Other, net	(510)	—	(510)	—

	3,536	15,767	16,952	19,526

Net cash provided by operating activities	10,197	18,866	28,845	21,263

Cash flows from investing activities:
Capital expenditures	(2,838)	(1,735)	(4,474)	(3,973)
Other, net	(172)	(79)	(253)	(134)

Net cash used in investing activities	(3,010)	(1,814)	(4,727)	(4,107)

Cash flows from financing activities:
Borrowings under Working Capital Facility	1,161	—	1,161	8,923
Repayments of Working Capital Facility	8,501	(22,195)	(1,142)	(29,388)
Borrowings under Second-Lien Facility and other	—	—	—	75
Repayments of Second-Lien Facility and other	(25,659)	283	(25,731)	(235)
Advances to discontinued operations	—	1,897	—	1,933
Termination payment from derivative counterparty	—	—	—	2,313
Other, net	(9)	(415)	46	(536)

Net cash used in financing activities	(16,006)	(20,430)	(25,666)	(16,915)

Effect of exchange rate changes on cash and cash equivalents	(625)	1,193	(430)	905

Net cash provided by (used in) continuing operations	$(9,444)	$(2,185)	$(1,978)	$1,146

Net cash used in discontinued operation	$—	$(682)	$—	$(368)

Total increase (decrease) in cash and cash equivalents	$(9,444)	$(2,867)	$(1,978)	$778
Total cash and cash equivalents beginning of period (including cash of discontinued operations)	22,352	16,146	14,886	12,501

Total cash and cash equivalents end of period (including cash of discontinued operations)	$12,908	$13,279	$12,908	$13,279

*	Net cash provided by/(used in) operating activities adjusted to include stock compensation expense (previously included as a financing activity).

THERMADYNE HOLDINGS CORPORATION
FINANCIAL HIGHLIGHTS
(In thousands)
Schedule 3

	June 30,	December 31,
	2010	2009
	UNAUDITED
ASSETS

Cash and cash equivalents	$12,908	$14,886
Accounts receivable, net	64,938	56,589
Inventories	80,368	74,381
Prepaid expenses and other	8,964	9,255
Deferred tax assets	3,008	3,008

Total current assets	170,186	158,119
Property, plant and equipment, net	45,887	46,687
Goodwill	186,334	187,818
Intangibles, net	57,347	58,451
Other assets	3,072	3,870

Total assets	$462,826	$454,945

LIABILITIES AND SHAREHOLDERS’ EQUITY

Working capital facility	$9,662	$9,643
Current maturities of long-term obligations	3,080	8,915
Accounts payable	32,894	9,598
Accrued and other liabilities	30,990	23,119
Accrued interest	8,345	7,608
Income taxes payable	2,695	705
Deferred tax liabilities	2,793	2,793

Total current liabilities	90,459	62,381
Long-term obligations, less current maturities	179,933	198,466
Deferred tax liabilities	49,059	52,835
Other long-term liabilities	12,629	13,471
Total shareholders’ equity	130,746	127,792

Total liabilities and shareholders’ equity	$462,826	$454,945

Long-term Obligations

	June 30,	December 31,
	2010	2009
Working Capital Facility	$9,662	$9,643
Second-Lien Facility	—	25,000
Issuance discount on Second-Lien Facility	—	(1,703)
Senior Subordinated Notes, due February 1, 2014, 9 1/4% interest payable semiannually on February 1 and August 1	172,327	172,327
Capital leases and other	10,686	11,757

	192,675	217,024
Current maturities and working capital facility	(12,742)	(18,558)

	$179,933	$198,466

THERMADYNE HOLDINGS CORPORATION
FINANCIAL HIGHLIGHTS
(In thousands)
UNAUDITED
Schedule 4
Working Capital Efficiency Information

	2010		2009
	June 30,	March 31,	December 31,	September 30,	June 30,
Accounts receivable, net	$64,938	$62,248	$56,589	$57,018	$56,287
Inventories	80,368	75,540	74,381	77,476	83,170
Accounts payable	(32,894)	(29,727)	(9,598)	(21,596)	(21,365)

	$112,412	$108,061	$121,372	$112,898	$118,092

% Annualized Sales	25.9%	28.0%	33.7%	31.5%	34.8%

DSO	53.8	58.0	56.6	57.3	59.7
Inventory Turns	3.55	3.40	3.30	3.13	2.88
DPO	41.5	41.7	14.1	32.0	32.1
Calculation Notes

% Annualized Sales = Net amount compared to annualized quarterly sales

DSO = Accounts receivable compared to related quarterly sales multiplied by 90

Inventory Turns = Quarterly cost of sales annualized divided by inventory

DPO = Accounts payable compared to related quarterly cost of sales multiplied by 90

THERMADYNE HOLDINGS CORPORATION
FINANCIAL HIGHLIGHTS
(In millions)
Schedule 5
Reconciliations of Net Income (Loss) to Operating EBITDA (1) and Operating EBITDA, as adjusted (1)

	Three Months Ended June 30,
	2010	2009
Net income (loss) from continuing operations	$2.6	$0.6
Plus:
Depreciation and amortization including deferred financing fees	3.4	3.2
Interest expense, net	6.0	4.4
Provision for income taxes	0.8	0.3

EBITDA (1)	$12.8	$8.5

Net periodic postretirement cash payments in excess of benefits	(0.4)	(0.1)
LIFO	—	(1.3)
Severance accrual	0.1	0.3
Stock compensation expense	0.4	—
Loss on debt extinguishment	1.9	—

Operating EBITDA from continuing operations, as adjusted (1)	$14.7	$7.4

Percentage of Net Sales	13.5%	8.7%
EBITDA from discontinued operations	—	1.9

Operating EBITDA, as adjusted (1)	$14.7	$9.3

(1) A Non-GAAP measure

	Six Months Ended June 30,
	2010	2009
Net income (loss) from continuing operations	$4.9	$(1.9)
Plus:
Depreciation and amortization including deferred financing fees	6.8	6.2
Interest expense, net	12.2	9.0
Provision for income taxes	1.8	(0.8)

EBITDA (1)	$25.7	$12.5

Net periodic postretirement cash payments in excess of benefits	(0.6)	(0.1)
LIFO	0.1	(2.3)
Severance accrual	0.4	1.6
Stock compensation expense	0.5	(0.7)
Loss on debt retirement	1.9	—

Operating EBITDA from continuing operations, as adjusted (1)	$28.0	$11.0

Percentage of Net Sales	13.6%	6.5%
EBITDA from discontinued operations	—	1.9

Operating EBITDA, as adjusted (1)	$28.0	$12.9

(1) A Non-GAAP measure

THERMADYNE HOLDINGS CORPORATION
NET INCOME AND OTHER INFORMATION — TRAILING FIVE QUARTERS
(In thousands)
UNAUDITED
Schedule 6

	2010		2009
	June 30,	March 31,	December 31,	September 30,	June 30,
Net sales	$108,596	$96,617	$90,038	$89,501	$84,805
Gross Margin % of Sales	34.3%	33.5%	31.9%	32.2%	29.4%
SGA % of Sales	23.1%	22.5%	24.4%	24.3%	21.5%
Net income (loss) from continuing operations	2,571	2,296	(681)	3,726	582
Income from discontinued operations, net of tax	—	—	—	1,118	1,933

Net income (loss)	$2,571	$2,296	$(681)	$4,844	$2,515

Diluted net income (loss) per share :
Continuing operations	$0.19	$0.17	$(0.05)	$0.27	$0.04
Discontinued operations	—	—	—	0.08	0.14

Net income (loss)	$0.19	$0.17	$(0.05)	$0.35	$0.18

Other Information:
Gross Margin, excluding LIFO, % of Sales	34.3%	33.6%	31.6%	30.2%	28.0%

Operating EBITDA, as adjusted	$14,700	$13,200	$10,100	$9,000	$7,400
% of Sales	13.5%	13.7%	11.2%	10.1%	8.7%

Cash Flows:
Net cash provided by/(used in) operating activities *	$10,197	$18,648	$(8,857)	$9,098	$18,866
Capital expenditures	2,838	1,636	3,069	653	1,735

Free Cash Flow	$7,359	$17,012	$(11,926)	$8,445	$17,131

*	Net cash provided by/(used in) operating activities adjusted to include stock compensation expense.